PROSPECTUS                 Pricing Supplement No. 3542
Dated October 7, 1999      Dated May 31, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No. 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    May 31, 2000

Settlement Date (Original Issue Date):       June 5, 2000

Maturity Date: June 5, 2003

Principal Amount (in Specified Currency):     USD750,000,000

Price to Public (Issue Price):     99.799%

Agent's Discount or Commission:     0.225%

Net Proceeds to Issuer:       USD746,805,000

Interest Rate Per Annum: 7.50%

Interest Payment Date(s):

 X Semi-Annually on June 5th and December 5th of each year commencing December 5, 2000.

Form of Notes:

 X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UX0

ISIN Number:        US36962GUX05

Common Code:   11252877

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No. 3542
                           Dated May 31, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367

Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No. 3542
                           Dated May 31, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.  333-87367

Additional Information:

   General.

  At April 1, 2000, the Company had outstanding indebtedness totalling $186.789 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at April 1, 2000 excluding subordinated notes payable after one year was equal to $186.092 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
                                             Three Months ended
           Year Ended  December 31,           April 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60        1.67


   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Recent Developments:

     The Board of Directors of the Company has adopted resolutions approving the reincorpration and change of domicile of the Company from New York to Delaware. Such reincorporation is currently expected to occur in July, 2000.

Plan of Distribution:

  The Notes are being purchased by Lehman Brothers Inc. and UBS Warburg LLC as lead managers, and the other Underwriters listed on Schedule I of the related terms agreement (the "Underwriters"), as principal, at 99.799% of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.